UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 9, 2017 (August 4, 2017)

LINN ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51719	81-5366183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
600 TRAVIS STREET, HOUSTON, TEXAS 77002
(Address of Principal Executive Offices) (Zip Code)
(281) 840-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
Revolving Credit Facility
On August 4, 2017 (the “Closing Date”), Linn Energy, Inc. (together with its direct and indirect subsidiaries, the “Company”) entered into a credit agreement with Royal Bank of Canada, as administrative agent and the lenders and agents party thereto (the “Credit Agreement”), providing for a new senior secured reserve-based revolving loan facility (the “Revolving Loan Facility”) with $500 million in borrowing commitments.
As of the Closing Date, there were no borrowings outstanding and approximately $7 million in undrawn letters of credit were outstanding under the Revolving Loan Facility. The Revolving Loan Facility matures on August 4, 2020. In connection with entry into the Revolving Loan Facility, that certain Credit Agreement, dated as of February 28, 2017, among the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto was terminated and repaid in full.
The initial borrowing base under the Revolving Loan Facility is $500 million subject to adjustment as provided in the Credit Agreement. Redetermination of the borrowing base under the Revolving Loan Facility, based primarily on reserve reports using lender commodity price expectations at such time, occurs semi-annually, on April 1 and October 1; provided, however, that the next scheduled borrowing base redetermination is to occur on March 15, 2018.
At the Company’s election, interest on borrowings under the Revolving Facility is determined by reference to either the London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 2.50% to 3.50% per annum depending on utilization of the borrowing base or the alternate base rate (“ABR”) plus an applicable margin ranging from 1.50% to 2.50% per annum depending on utilization of the borrowing base. Interest is generally payable in arrears on the last day of March, June, September and December for loans bearing interest based at the ABR and at the end of the applicable interest period for loans bearing interest at the LIBOR, or if such interest period is longer than three months, at the end of three month intervals during such interest period. The Company is required to pay a commitment fee to the lenders under the Revolving Loan Facility, which accrues at a rate per annum of 0.50% on the average daily unused amount of the available revolving loan commitments of the lenders or the borrowing base, if less.
The obligations under the Revolving Loan Facility are secured by mortgages covering approximately 85% of the total value of the proved reserves of the oil and natural gas properties of the Company, along with liens on substantially all personal property of the Company. The obligations under the Revolving Loan Facility are also guaranteed by the Company’s subsidiaries, subject to customary exceptions.
Under the Revolving Loan Facility, the Company is required to maintain (i) a maximum total net debt to last twelve months EBITDAX ratio of 4.0 to 1.0 beginning with the fiscal quarter ending September 30, 2017, and (ii) a minimum ratio of current assets (including undrawn capacity under the Revolving Loan Facility) to current liabilities of 1.0 to 1.0 beginning with the fiscal quarter ending September 30, 2017.
The Credit Agreement also contains affirmative and negative covenants customary for credit facilities of this nature, including as to compliance with laws (including environmental laws, ERISA and anti-corruption laws), maintenance of required insurance, delivery of quarterly and annual financial statements, oil and gas engineering reports and budgets, maintenance and operation of property (including oil and gas properties), restrictions on the incurrence of liens and indebtedness, mergers, consolidations and sales of assets and transactions with affiliates.
The Credit Agreement contains events of default and remedies customary for credit facilities of this nature. If the Company does not comply with the financial and other covenants in the Credit Agreement, the lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Credit Agreement.
This summary is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, INC. (Registrant)

Date: August 9, 2017	By:	/s/ Candice J. Wells
Name: Candice J. Wells
Title: Senior Vice President, General Counsel and Corporate Secretary